Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation in the current report of Rub Music Enterprises, Inc., on Form 8-K, of our report dated April 6, 2009, except as to Note 1, 2, 3, 4, 12, 14, and 16, as to which the date is August 25, 2009, with respect to the consolidated financial statements of SANUWAVE, Inc. for the years ended December 31, 2008 and 2007.
/s/ HLB Gross Collins, P.C.
Certified Public Accountants
Atlanta, Georgia
September 25, 2009